    As filed with the Securities and Exchange Commission on April 30, 2001


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  ___________

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                                 _____________



                                 Knology, Inc.
            (Exact Name of Registrant as Specified in Its Charter)


           Delaware                                     58-2424258
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

       1241 O.G. Skinner Drive
         West Point, Georgia                               31833
(Address of principal executive offices)                 (Zip code)


                                (706) 645-8553
             (Registrant's telephone number, including area code)

         Copies of notices and other communications should be sent to:

    Chad S. Wachter                                      David E. Brown, Jr.
     Knology, Inc.                                        Alston & Bird LLP
1241 O.G. Skinner Drive                              601 Pennsylvania Avenue, NW
  West Point, Georgia                                 North Building, 11th Floor
                                                         Washington, DC 20004


       Securities to be registered pursuant to Section 12(b) of the Act:

                                     None.

       Securities to be registered pursuant to Section 12(g) of the Act:

               Options to Purchase Common Stock, $0.01 par value
                               (Title of Class)

         Options to Purchase Series A Preferred Stock, $0.01 par value
                               (Title of Class)

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Business.

          The information required by this item is contained in Item 1 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and such item is incorporated herein by reference.

Item 2.   Financial Information.

          The information required by this item is contained in Item 6, Item 7, and Item 7A of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and such items are incorporated herein by reference.

Item 3.   Properties.

          The information required by this item is contained in Item 2 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and such item is incorporated herein by reference.

Item 4.   Security Ownership of Certain Beneficial Owners and Management.

          The following table sets forth information regarding beneficial ownership of our capital stock as of April 18, 2001, for the following:

          .   each person known by us to beneficially own more than 5% of our outstanding voting capital stock,

          .   each of our named executive officers,

          .   each of our directors,

          .   all of our directors and executive officers as a group.

          Unless otherwise indicated, the address of each of the named individuals is c/o Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833.


                          SERIES A PREFERRED   SERIES B PREFERRED  SERIES C PREFERRED         COMMON          AS CONVERTED (3)
                         ---------------------------------------------------------------------------------------------------------
                            (1)        (2)        (1)       (2)       (1)         (2)      (1)          (2)       (1)      (2)
NAME AND                  AMOUNT AND PERCENT   AMOUNT AND PERCENT  AMOUNT AND  PERCENT   AMOUNT AND PERCENT  AMOUNT AND  PERCENT
ADDRESS OF                NATURE OF     OF     NATURE OF     OF    NATURE OF      OF     NATURE OF     OF    NATURE OF     OF
BENEFICIAL                BENEFICIAL  SERIES   BENEFICIAL  SERIES  BENEFICIAL   SERIES   BENEFICIAL  SERIES  BENEFICIAL  SERIES
OWNER (1)                 OWNERSHIP   STOCK    OWNERSHIP   STOCK   OWNERSHIP    STOCK    OWNERSHIP   STOCK   OWNERSHIP   STOCK
----------------------------------------------------------------------------------------------------------------------------------
5% SHAREHOLDERS
 American Water Works,
  Inc. (4)                3,820,943    7.5%             -      -            -      -           -         -    3,962,700   3.3%
 AT&T Ventures Fund (5)   4,267,800    8.4%       421,052    2.0%           -      -           -         -    5,052,029   4.2%
 Blackstone Management
  Associates III
  L.L.C. (6)                      -      -      6,315,789   29.8%   2,666,667    7.6%          -         -   12,055,087  10.0%
 First Union Capital
  Partners 2001,
  L.L.C. (7)                      -      -      2,105,263    9.9%     333,333      *           -         -    3,462,806   2.9%
 ITC Telecom Ventures,
  Inc. (8)                        -      -              -      -    8,333,333   23.6%          -         -    8,333,333   6.9%
 J. H. Whitney IV,
  L.P.(9)                         -      -      8,421,053   39.8%   3,333,333    9.5%          -         -   15,851,228  13.2%
 PNC Venture
  Corporation (10)                -      -              -      -    2,765,334    7.8%          -         -    2,765,333   2.3%
 SCANA Communications
  Holdings, Inc (11)      7,234,271   14.2%             -      -    8,333,333   23.6%          -         -   15,835,996  13.2%
 South Atlantic
  Capital (12)            3,356,443    6.6%     1,578,947    7.5%     666,667    1.9%          -         -    6,494,739   5.4%
 William E. Morrow (13)      13,527      *              -      -            -      -     345,000      77.1%     359,029     *
 Felix K. Boccucci,
  Jr. (23)                   22,921      *          4,200      *            -      -      97,746      17.9%     127,760     *
 Marcus R. Luke (24)         21,498      *          1,600      *            -      -     100,180      18.4%     126,880     *
 Peggy Warner (25)                -      -         64,000      *            -      -     104,560      19.0%     199,696     *

EXECUTIVE OFFICERS
 Rodger L. Johnson (14)           -      -         10,000      *            -      -     514,855      53.5%      529,720    *
 Robert K. Mills (26)         3,929      *          3,200      *            -      -      50,456         -       59,288     *
 Anthony J. Palermo
  (27)                            -      -         10,000      *            -      -       1,579         -       16,444     *
 Thomas P. Barrett (28)           -      -              -      -            -      -         789         -          789     -
 Bret T. McCants (15)         5,454      *              -      -            -      -     141,622      24.1%     147,278     *

DIRECTORS
 Campbell B. Lanier
  (16)                    9,279,483   18.2%             -      -      333,333      *      21,000       4.5%   9,626,481   8.0%
 Richard Bodman (5)
  (17)                    4,267,800    8.4%       421,052    2.0%           -      -      21,000       4.5%   5,073,029   4.2%
 Alan A. Burgess (18)             -      -              -      -            -      -      21,000       4.5%      21,000     *
 Donald W. Burton (12)
  (19)                    3,564,914    7.0%     1,789,473    8.4%   1,333,334    3.8%     21,000       4.5%   7,711,560   6.4%
 L. Charles Hilton, Jr.
  (20)                      377,197      *              -      -            -      -      21,000       4.5%     412,191     *
 Rodger L. Johnson (14)           -      -         10,000      *            -      -     514,855      53.5%     529,720     *
 William H. Laverack,
  Jr. (9)                         -      -      8,421,053   39.8%   3,333,333    9.5%          -         -   15,851,228  13.2%
 Bret Pearlman (8)                -      -      6,315,789   29.8%   2,666,667    7.6%          -         -   12,055,087  10.0%
 William H. Scott
  III (21)                1,472,332    2.9%             -      -            -      -      21,000       4.5%   1,547,956   1.3%
 Donald W. Weber (22)        97,638      *              -      -            -      -      21,000       4.5%     122,260     *
  All Name Executive
   Officers and
   Directors as a Group
   (18 persons)          19,068,747   37.3%    16,980,567   80.2%   7,666,667   21.7%    856,301      51.2% 53,174,311   43.8%


--------------
  *  Less than 1%

 (1) A person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from April 18, 2001. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

 (2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days from April 18, 2001 were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

 (3) "As converted" amounts assume that the shares of Series A preferred stock, Series B preferred stock and Series C preferred stock are converted to common stock. Each share of Series A preferred stock converts into 1.0371 shares of common stock; each shares of Series B preferred stock converts into 1.4865 shares of common stock; and each share of Series C preferred stock converts into one share of common stock.

 (4) The address of American Water Works Company, Inc. is 1025 Laurel Oak Road,
     P. O. Box 1770, Voorhees, NJ 08043.

 (5) The address of each of the AT&T Ventures private equity funds and of Mr. Bodman is 2 Wisconsin Circle, #610, Chevy Chase, Maryland 20815. Includes 325,800 shares of Series A preferred stock and 20,632 shares of Series B preferred stock held by Venture Fund I, L.P., of which Venture Management I, a general partnership, is the general partner, of which Mr. Bodman is the managing general partner; 2,931,600 shares of Series A preferred stock and 185,684 shares of Series B preferred stock held by AT&T Venture Fund II, L.P., of which Venture Management, L.L.C. is the general partner, of which Mr. Bodman is a manager; 153,600 shares of Series A preferred stock and 32,677 shares of Series B preferred stock held by Special Partners Fund, L.P., of which Venture Management III, L.L.C. is the general partner, of which Mr. Bodman is a manager; and 856,800 shares of Series A preferred stock and 182,059 shares of Series B preferred stock held by Special Partners Fund International, L.P., of which the investment general partner is Venture Management III, L.L.C., of which Mr. Bodman is a manager. Each of the respective AT&T private equity funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

 (6) The address of Blackstone Management Associates III L.L.C. is 345 Park Avenue, 31st Floor, New York, New York 10154. Includes 5,029,244 shares of Series B preferred stock and 2,133,459 shares of Series C preferred stock held by Blackstone CCC Capital Partners L.P., 907,598 shares of Series B preferred stock and 328,208 shares of Series C preferred stock held by Blackstone CCC Offshore Capital Partners L.P. and 378,947 shares of Series B preferred stock and 160,000 shares of Series C preferred stock held by Blackstone Family Investment Partnership III L.P., for each of which Blackstone Management Associates III L.L.C. is the general partner and of which Bret Pearlman is a member.

 (7) The address of First Union Capital Partners 2001, L.L.C. is 301 South College Street, NC0732, Charlotte, NC 28288-0732.

 (8) The address of ITC Telecom Ventures, Inc. is 3300 20th Avenue, Valley, AL 36854.

 (9) The address of J. H. Whitney IV, L.P. is 177 Broad Street, Stamford, CT 06901. The general partner of J. H. Whitney IV, L.P. is J. H. Whitney Equity Partners IV, LLC, of which William Laverack, Jr. is the managing member. Mr. Laverack disclaims beneficial ownership of the shares held by
     J. H. Whitney IV, L.P. except to the extent of his proportionate ownership interest therein.

(10) The address of PNC Venture Corp is 3150 Dominion Tower, Pittsburgh, PA
     15222.

(11) The address of SCANA Communications Holdings, Inc. is 200 West Ninth Street Plaza, Suite 600, Wilmington, Delaware 19801.

(12) The address of each of the South Atlantic Capital private equity funds is 614 West Bay Street, Tampa, Florida 33606. Includes 206,674 shares of Series A preferred stock held by South Atlantic Venture Fund II, Limited Partnership, of which South Atlantic Venture Partners II, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 1,685,251 shares of Series A preferred stock held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 592,268 shares of Series A preferred stock, 663,158 shares of Series B preferred stock and 280,000 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 872,250 shares of Series A preferred stock, 915,789 shares of Series B preferred stock and 386,667 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV (QP), Limited Partnership, of which Mr. Burton is a general partner. Each of the respective South Atlantic private equity funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(13) The address of Mr. William E. Morrow is 401 Carlson Circle, San Marcos TX 78666.

(14) Includes 514,855 shares of common stock issuable under options.

(15) Includes 141,622 shares of common stock issuable under options.

(16) Includes 121,958 shares of Series A preferred stock held by the Jane Lowery Zachry Hyatt Lanier Trust, of which Mr. Lanier is trustee; 136,419 shares of Series A preferred stock held by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is trustee; 56,759 shares of Series A preferred stock held by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; 392 shares of Series A preferred stock held by Mr. Lanier's wife; and 1,275,896 shares of Series A preferred stock held by Fredonia 1999 Annuity Trust . Also includes 56,656 shares of Series A preferred stock issuable under options and 21,000 shares of common stock issuable under options.

(17) Includes 21,000 shares of common stock issuable under options.

(18) Includes 21,000 shares of common stock issuable under options.

(19) The address of Mr. Burton is 614 West Bay Street, Tampa, Florida 33606. The address of each of the Burton Partnerships is P.O. Box 4643, Jackson, Wyoming 83001. Includes 29,446 shares of Series A preferred stock, 52,631 shares of Series B preferred stock and 133,333 shares of Series C preferred stock held by The Burton Partnership, Limited Partnership, of which Mr. Burton is the sole general partner; and 88,338 shares of Series A Preferred Stock, 157,895 shares of Series B preferred stock and 533,334 shares of Series C preferred stock held by The Burton Partnership (QP), Limited Partnership, of which Mr. Burton is the sole general partner. Also includes 49,336 shares of Series A preferred stock held by four Burton Family trusts of which Mr. Burton is trustee and 41,351 shares of Series A preferred stock issuable under options and 21,000 shares of common stock issuable under options.

(20) Includes 21,000 shares of common stock issuable under options.

(21) Includes 2,510 shares of Series A preferred stock held by Martha J. Scott, Mr. Scott's wife; 44,857 shares of Series A preferred stock held by The Martha J. Scott, Trustee FBO Mary Martha Scott U/A 6/26/91 Trust, of which Mr. Scott's wife is trustee; 545 shares of Series A preferred stock held by three members of Mr. Scott's children; 87,322 shares of Series A preferred stock held by The Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; and 161,149 shares of Series A preferred stock held by The Campbell B. Lanier, III Charitable Remainder Trust. Also includes 43,474 shares of Series A preferred stock issuable under options and 21,000 shares of common stock issuable under options.

(22) Includes 81,264 shares of Series A preferred stock held by Turtlecreek Limited Partnership, of which Mr. Weber is the sole general partner. Includes 16,374 shares of Series A preferred stock issuable under options and 21,000 shares of common stock issuable under options.

(23) Includes 97,746 shares of common stock issuable under options.

(24) Includes 13,098 shares of Series A preferred stock issuable under options and 98,206 shares of common stock issuable under options.

(25) Includes 104,560 shares of common stock issuable under options.
(26) Includes 50,456 shares of common stock issuable under options.
(27) Includes 1,579 shares of common stock issuable under options.
(28) Includes 789 shares of common stock issuable under options.

Item 5.   Directors and Executive Officers.

          The information required by this item is contained in Item 10 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and such item is incorporated herein by reference.

Item 6.   Executive Compensation.

          The information required by this item is contained in Item 11 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and such item is incorporated herein by reference.

Item 7.   Certain Relationships and Related Transactions.

          The information required by this item is contained in Item 13 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and such item is incorporated herein by reference.

Item 8.   Legal Proceedings.

          The information required by this item is contained in Item 3 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and such item is incorporated herein by reference.

Item 9.   Market Price of and Dividends on the Registrant's Common Equity and
          Related Stockholder   Matters.

          Our stock is not traded on any exchange or quoted on the Nasdaq National Market or any other established trading market. No market makers currently make a market in our stock and we do not plan to engage a market maker. Therefore, there is no established public trading market and no high and low bid information or quotations available. We do not expect that an active trading market will develop in the near future.

          As of April 18, 2001, we had 447,203 shares of common stock outstanding held of record by approximately 32 stockholders, 50,963,155 shares of Series A preferred stock outstanding held of record by approximately 471 stockholders, 21,180,131 shares of Series B preferred stock outstanding held of record by approximately 29 stockholders, and 35,268,198 shares of Series C preferred stock outstanding held of record by approximately 94 stockholders.

          As we are a holding company, our ability to pay cash dividends depends on our receiving cash dividends, advances and other payments from our subsidiaries. While two of our subsidiaries, Interstate Telephone Company and Valley Telephone Co., Inc., have declared dividends to their former parent company, ITC Holding Company, Inc., in the past, we plan to retain earnings in the foreseeable future to finance the expansion of our operations. Our ability to pay dividends will also be limited by the terms of the indenture covering long-term debt of our subsidiary Knology Broadband, Inc. our existing credit facility or any new credit facility into which we may enter. To the extent permitted by the terms of our existing credit facility and indenture or any new credit facility into which we may enter, future declaration and payment of dividends, if any, will be determined based on the then-current conditions, including our earnings, operations, capital requirements, financial condition and other factors the board of directors deems relevant. See "Item 2 Financial Information." No series of our preferred stock bears a dividend at a stated rate. The Series A preferred stock, Series B preferred stock and Series C preferred stock will be entitled to receive, on a pari passu basis, but prior to the common stock, dividends and distributions when, as and if declared by our board of directors.

Item 10.  Recent Sales of Unregistered Securities.

          In September 1998, we issued 100 shares of our common stock to InterCall, Inc., a wholly owned subsidiary of ITC Holding Company, Inc.

          In November 1999, we completed an exchange with Knology Broadband, Inc. (formerly Knology Holdings, Inc.) stockholders, including AT&T venture funds and SCANA Communications, in which we exchanged our common stock and Series A preferred stock for Knology Broadband common stock and preferred stock. Through this exchange offering, we acquired 7,113 shares of preferred stock of Knology Broadband from AT&T venture funds for 4,267,800 shares of our Series A preferred stock and 753 shares of preferred stock of Knology Broadband from SCANA Communications for 451,800 shares of our Series A preferred stock. In November 1999, we also issued 43,211,531 shares of our Series A preferred stock to ITC Holding in exchange for ITC Holding contributing to us:

          .  stock representing 85% of the outstanding equity of Knology
             Broadband;

          . stock representing 100% of each of Interstate Telephone, Valley Telephone, Globe Telecommunications and ITC Globe, which together provide telephone, cable and Internet access services in western Georgia and eastern Alabama;

          .  a note of Knology Broadband in the amount of $9,641,189; and

          . 272,832 shares of preferred stock of ClearSource, Inc., and subscription rights to purchase an additional 810,501 shares of preferred stock of ClearSource in future ClearSource financings, together with cash in the amount of $5.6 million to be used to make the subscription payments. ClearSource is a company planning to operate broadband systems in Texas and other southern or mid-western states similar to our services in the southeast. Currently, our investment in ClearSource represents approximately 18% ownership interest in this company.

          The shares of Series A preferred stock are convertible into shares of our common stock at any time at the option of the holder and automatically upon the completion of a public offering in which (1) if the offering is completed in 2001, the price per share is $4.00; if the offering is completed in 2002, the price per share is $5.00; and if the offering is completed in 2003 or thereafter, the price per share is $6.00, (2) the gross proceeds to us are at least $50 million and (3) the common stock sold in the offering is listed on the Nasdaq National Market or on a national securities exchange. The shares are convertible into shares of common stock on a one-to-1.0371 basis, subject to customary anti-dilution adjustments.

          In November 1999, we also completed the exchange of warrants to purchase shares of Knology Broadband preferred stock for warrants to purchase 994,961 shares of our Series A preferred stock. The warrants may be exercised at any time at an exercise price of $.01 per share. The warrants expire on October 21, 2007.

          On February 7, 2000, we completed a private placement of 21,180,131 shares of our Series B preferred stock to a small group of institutional investors and certain of our executive officers for approximately $100.6 million. The shares of Series B preferred stock are convertible into shares of our common stock at any time at the option of the holder and automatically upon the completion of a public offering in which (1) if the offering is completed in 2001, the price per share is $4.00; if the offering is completed in 2002, the price per share is $5.00; and if the offering is completed in 2003 or thereafter, the price per share is $6.00, (2) the gross proceeds to us are at least $50 million and (3) the common stock sold in the offering is listed on the Nasdaq National Market or on a national securities exchange. The shares are convertible into shares of common stock on a one-to-1.4865 basis, subject to customary anti-dilution adjustments.

          On January 12, 2001, we completed a private placement of 31,166,667 shares of our Series C preferred stock to a small group of institutional investors for approximately $93.5 million. On March 30, 2001, we completed another private placement of 1,885,996 shares of Series C preferred stock to a small group of accredited investors for approximately $5.7 million. On April 13, 2001, we completed a private placement of 2,621,930 shares of Series C preferred stock to a small group of accredited investors for approximately $8.1 million.

          The shares of Series C preferred stock are convertible into shares of our common stock at any time at the option of the holder and automatically upon the completion of a public offering in which (1) if the offering is completed in 2001, the price per share is $4.00; if the offering is completed in 2002, the price per share is $5.00; and if the offering is completed in 2003 or thereafter, the price per share is $6.00, (2) the gross proceeds to us are at least $50 million and (3) the common stock sold in the offering is listed on the Nasdaq National Market or on a national securities exchange. The shares are convertible into shares of common stock on a one-to-one basis, subject to customary anti-dilution adjustments.

          The issuances of securities described above were made in reliance on exemptions from registration provided by Section 4(2) or Rule 506 under the Securities Act, as amended, as transactions by an issuer not involving any public offering. The persons and entities acquiring securities in the transactions represented their intention to acquire the securities for investment only and not with a view to or for distribution in connection with such transactions, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about our company, through their relationship with us or through information about us made available to them.

Item 11.  Description of Registrant's Securities to be Registered.

Options to Purchase Common Stock

          Knology Broadband Stock Option Plan

          We assumed Knology Broadband's stock option plan in November 1999. Each outstanding option to purchase stock of Knology Broadband was converted into an option to purchase four shares of our common stock at the time we assumed the stock option plan.

          Our stock option plan allows us to grant options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualifying options to our key employees and non-employee directors and those of our subsidiaries. The stock option plan authorizes the issuance of up to 8,000,000 shares of common stock pursuant to options granted under the plan. The maximum number of shares subject to options that may be awarded under the plan to any person is 1,800,000 shares. The compensation and stock option committee of the board of directors administers the plan and grants options to purchase common stock.

          The exercise price for incentive stock options granted under the stock option plan must be at least 100% of the fair market value of the common stock on the date of grant and must be at least 110% to an optionee beneficially owning more than 10% of the outstanding common stock. The exercise price for non-incentive stock options granted under the plan must be at least the par value of the common stock. The maximum option term is ten years, or five years to an optionee beneficially owning more than 10% of the outstanding common stock. Options may be exercised at any time after grant except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of common stock covered by incentive stock options that become exercisable by an optionee in any year. The board of directors may amend, suspend or terminate the stock option plan for shares of common stock for which options have not been granted.

          Upon assumption of the Knology Broadband stock option plan in November 1999, we had options to purchase 6,674,176 shares of common stock outstanding pursuant to that stock option plan. As of April 18, 2001, there were options to purchase 4,828,722 shares of stock outstanding with a weighted average exercise price of $2.75.

          1999 Long-Term Incentive Plan

          Our board and stockholders approved the Knology, Inc. 1999 Long-Term Incentive Plan in November 1999. The purpose of the plan is to promote our success by linking the personal interests of employees, officers and directors to those of our stockholders. Under our plan, we may grant to our employees, officers and directors, and those of our subsidiaries, incentive or non-qualified stock options, stock appreciation rights, performance units, restricted stock, dividend equivalents, other stock-based awards, or any other right or interest relating to our stock or cash. The plan authorizes the issuance of up to 8,000,000 shares of common stock pursuant to awards. The maximum number of shares of common stock with respect to one or more options and/or stock appreciation rights that may be granted during any one calendar year to any one person is 2,000,000. The maximum fair market value of any other types of awards that may be received by one person during any one calendar year under our plan is $2,000,000.

          The plan is administered by the compensation and stock option committee of the board of directors, which has the power to designate participants; determine the type, number, terms and conditions of awards to be granted; establish rules and regulations to administer the plan; and make all other decisions necessary to administer the plan. Awards may have any terms specified by the committee consistent with the plan, except that the terms of any incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

          The committee may condition any award under the plan upon the achievement of performance goals, based on:

          . specified target return, or target growth in return, on equity or assets;

          .  stock price;

          . total stockholder return (stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period;

          . a specified target relative to, or target growth in, revenue, revenue generating units, homes passed, cost of service, operating cost, capital expenses, net income or earnings per share; or

          .  any combination of the above goals.

          If an award is made on a performance basis, the committee must establish goals at the beginning of the period for which such performance goal relates, and the committee has the right for any reason to reduce (but not increase) the award, notwithstanding the achievement of a specified goal.

          The board of directors or the committee may at any time terminate or amend our plan without stockholder approval; and it may condition any amendment on the approval of stockholders if deemed advisable for tax, securities law or other reasons. No termination or amendment of our plan may adversely affect any outstanding award without the written consent of the participant.

          As of April 18, 2001, options to purchase 5,933,033 shares of our common stock were outstanding with a weighted average exercise price of $2.99.

Options to Purchase Series A Preferred Stock

          Spin-Off Option Plan

          We adopted our spin-off option plan in December 1999 in connection with the spin-off of our Series A preferred stock and options to purchase Series A preferred stock by ITC Holding Company, Inc. Following the spin-off, no additional options were granted nor will any options be granted in the future, under the spin-off option plan. Only holders of outstanding, unexercised options to purchase ITC Holding stock were eligible to participate in the spin-off option plan.

          Options granted under the spin-off option plan were designated as either incentive stock options or nonqualified stock options. The plan provides that options granted under the plan are not transferable and will be exercisable during the lifetime of an optionee, only by the optionee. Each option under the spin-off option plan becomes vested and exercisable in accordance with the vesting schedule set forth in the option certificate applicable to such option. Each option terminates ten years from the date of its issuance, but will terminate earlier in the event of the option holder's termination of employment. Upon a sale of Knology, options under the spin-off option plan will become immediately exercisable, unless our board determines that such accelerated vesting is not in our best interests.

          We originally issued options to purchase 6,258,036 shares of our Series A preferred stock pursuant to the spin-off option plan. As of April 18, 2001, there were options covering 3,179,737 shares of Series A preferred stock remaining outstanding, with a weighted average exercise price of $1.63.

          The following summary description of our capital stock is subject to the provisions of our amended and restated certificate of incorporation and our bylaws and the provisions of applicable law.

Authorized and Outstanding Capital Stock
----------------------------------------

We currently have 200,000,000 shares of common stock authorized, of which 443,313 shares were issued and outstanding as of January 31, 2001. We also currently have 175,000,000 shares of preferred stock authorized, of which 56,000,000 shares are designated as Series A preferred stock, 21,180,131 shares are designated as Series B preferred stock, and 60,000,000 shares are designated as Series C preferred stock. As of January 31, 2001, we had 50,912,155 shares of Series A preferred stock issued and outstanding, 21,180,131 shares of Series B preferred stock issued and outstanding, and 31,166,667 shares of Series C preferred stock issued and outstanding.

Common Stock
------------

Voting Rights. Each holder of common stock is entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Holders of common stock are entitled to one vote per share and vote as a single class.

Liquidation Rights. In the event of any dissolution, liquidation or winding up
------------------
of our company, whether voluntary or involuntary, subject to the provisions of our preferred stock, holders of common stock are entitled to participate ratably on a per-share basis in all distributions to the holders of our common stock.

Dividends. Dividends and distributions may be paid on the common stock in cash,
---------
property or securities, and the holders of our common stock will be entitled to participate in such dividends and distributions ratably on a per share basis. The rights of holders of our common stock to receive dividends and distributions are subject to any provisions of any of our preferred stock outstanding.

Redemption. All outstanding shares of our common stock are subject to redemption
----------
if our board of directors determines such action should be taken to prevent the loss or secure the reinstatement of a material license or franchise held by us or any of our subsidiaries and used to conduct our business.

Authorized Preferred Stock
--------------------------

Our amended and restated certificate of incorporation authorizes our board of directors to issue, from time to time and without further stockholder action, except as required by applicable law, one or more series of preferred stock, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights, conversion privileges and other rights. The issuance of additional preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. Preferred stock issued with voting, conversion or redemption rights may adversely affect the voting power of the holders of common stock and existing series of preferred stock, and could discourage attempts to obtain control of our company.

Series A Preferred Stock
------------------------

Voting Rights. Except as otherwise required by law, the holders of shares of our Series A preferred stock are entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Holders of our Series A preferred stock vote together with the holders of our common stock on an as-converted basis. In addition, holders of Series A preferred stock are entitled to vote as a separate class on the following matters:

- the authorization or issuance of any additional shares of stock or securities convertible into stock with rights, preferences or privileges that are superior to or on parity with the Series A preferred stock, other than shares of our Series B preferred stock or our Series C preferred stock so long as, with respect to our Series C preferred stock, those shares are sold for at least $3.00 per share and are sold either prior to April 15, 2001 in an unregistered offering, or prior to June 30, 2001 in a public offering, so long as the registration statement relating to the public offering is filed with the SEC by March 31, 2001;

- issuances of additional shares of Series A preferred stock other than shares issued pursuant to the exercise of outstanding options or warrants to purchase shares of Series A preferred stock;

-  the voluntary dissolution, liquidation or winding up of our company; and

- any amendment to our amended and restated certificate of incorporation or bylaws that would materially adversely affect the preferences of the Series A preferred stock.

In addition, any merger, consolidation, recapitalization, liquidation, dissolution, winding-up or sale of all or substantially all of our assets that constitutes a change of control requires the approval of 75.0% of the holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together as a single class, or a majority of each, voting as separate classes.

Liquidation Rights. In the event of any dissolution, liquidation or winding up
------------------
of our company, whether voluntary or involuntary, following any required prior distributions or payments for any other series of preferred stock, the holders of shares of our Series A preferred stock are entitled to receive, out of our assets legally available for distribution to stockholders, a liquidation value equal to the greater of: $4.75; or the amount such holder would have received had his Series A preferred stock been converted into common stock immediately before the liquidation event.

This distribution must be paid after any distribution with respect to the Series B preferred Stock and the Series C preferred stock but prior to any distribution with respect to the common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series A preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series A preferred stock ratably on a per share basis.

Dividends. The holders of our Series A preferred stock and simultaneously with
---------
the holders of our Series B preferred stock and Series C preferred stock, prior to and in preference to the holders of our common stock, will participate on an as-converted basis in all dividends and distributions payable to the holders of our common stock. As we do not pay guaranteed dividends to our preferred stockholders, we do not have a restriction on any repurchase or redemption of shares of our Series A preferred stock while there is any arrearage in the payment of dividends.

Conversion Into Common Stock. The Series A preferred stock is convertible at any
----------------------------
time at the option of the holder into the number of shares of common stock determined by multiplying the conversion rate then in effect by the number of shares of Series A preferred stock held. The conversion rate is the quotient obtained by dividing the Series A preferred stock issue price by the conversion price. The Series A preferred stock issue price is $4.75, subject to adjustments for any future stock dividends, stock splits or similar transactions affecting the Series A preferred stock. The conversion price is currently $4.58, subject to adjustments for any future stock dividends, stock splits and similar transactions affecting the common stock, as well as issuances of common stock and common stock equivalents other than options and stock issued pursuant to employee benefit plans at less than the conversion price of the Series B preferred stock then in effect. As a result, each share of our Series A preferred stock is currently convertible into 1.0371 shares of our common stock. The shares of Series A preferred stock will automatically be converted into shares of common stock at the conversion price, as adjusted for any stock split or reclassification, upon our completion of a qualified public offering of common stock, which is defined in our amended and restated certificate to mean a firm- commitment, underwritten registered offering of our common stock in which:

- the per share price meets the following criteria (in each case as adjusted for stock splits, stock combinations, stock dividends or similar transactions):
(i) if the offering is completed in 2001, the per share price to the public is at least $4.00, (ii) if the offering is completed in 2002, the per share price to the public is at least $5.00, and (iii) if the offering is completed in 2003 or thereafter, the per share price to the public is $6.00;

- the gross cash proceeds to us (before underwriting discounts, commissions and fees) are at least $50,000,000; and

- the common stock is listed for quotation on the Nasdaq National Market or on a national securities exchange

Series B Preferred Stock
------------------------

Our Series B preferred stock has substantially the same rights, restrictions, preferences and designations as our Series A preferred stock, other than the differences set forth below.

Voting Rights. Similar to the rights of the holders of Series A preferred stock,
-------------
the holders of Series B preferred stock are entitled to a separate class vote on:

- the authorization or issuance of any additional shares of stock or securities convertible into stock with rights, preferences or privileges that are superior to or on parity with the Series B preferred stock, other than issuances of Series A preferred stock pursuant to the exercise of outstanding options or warrants to purchase shares of Series A preferred stock and other than the authorization or issuance of our Series C preferred stock so long as the shares of Series C preferred stock are sold for at least $3.00 per share and are sold either prior to April 15, 2001 in an unregistered offering, or prior to June 30, 2001 in a public offering, so long as the registration statement relating to the public offering is filed with the SEC by March 31, 2001;

-  the issuance of additional shares of Series B preferred stock; and

-  the voluntary dissolution, liquidation or winding up of our company; and

- any amendment to our amended and restated certificate of incorporation or bylaws that would materially adversely affect the preferences of the Series B preferred stock.

In addition to the other voting rights granted to holders of shares of Series A preferred stock, holders of Series B preferred stock will be entitled to a separate class vote on any redemptions of common stock or preferred stock other than: (i) redemptions approved by one director elected by the holders of the Series B preferred stock (even if more than one director elected by the holders of the Series B preferred stock is then serving on the board); or (ii) redemptions of common stock or preferred stock from employees or former employees representing, in the aggregate, during any twelve-month period in which such redemptions occur, not more than 1.0% of our outstanding common stock on a fully diluted basis.

Further, any merger, consolidation, recapitalization, liquidation, dissolution, winding-up or sale of all or substantially all of our assets that constitutes a change of control requires the approval of 75.0% of the holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together as a single class, or a majority of each, voting as separate classes.

Liquidation Rights. In the event of any dissolution, liquidation or winding up
------------------
of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of any other class or series of our capital stock, the holders of shares of Series B preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $4.75 or the amount such holder would have received had his Series B preferred stock been converted into common stock immediately before the liquidation event.

If the distributable assets would be insufficient to pay cash in an amount equal to the full Series B preferred stock liquidation distribution, then such assets or the proceeds of such assets will be distributed among the holders of Series B preferred stock ratably on a per share basis.

Dividends. The holders of our Series B preferred stock and simultaneously with
---------
the holders of our Series A preferred stock and Series C preferred stock, prior to and in preference to the holders of our common stock, will participate on an as-converted basis in all dividends and distributions payable to the holders of our common stock. As we do not pay guaranteed dividends to our preferred stockholders, we do not have a restriction on any repurchase or redemption of shares of our Series A preferred stock while there is any arrearage in the payment of dividends.

Conversion Into Common Stock. The Series B preferred stock is convertible at any
----------------------------
time at the option of the holder into the number of shares of common stock determined by multiplying the conversion rate then in effect by the number of shares of Series B preferred stock held. The conversion rate is the quotient obtained by dividing the Series B preferred stock issue price by the conversion price. The Series B preferred stock issue price is $4.75, subject to adjustments for any future stock dividends, stock splits or similar transactions affecting the Series B preferred stock. The conversion price is currently $3.1954, subject to adjustments for any future stock dividends, stock splits and similar transactions affecting the common stock, as well as issuances of common stock and common stock equivalents other than options and stock issued pursuant to employee benefit plans at less than the conversion price for the Series B preferred stock then in effect. As a result, each shares of Series B preferred stock is currently convertible into 1.4865 shares of our common stock. The shares of Series B preferred stock will automatically be converted into shares of common stock at the conversion price, as adjusted for any stock split or reclassification, upon our completion of a qualified public offering of common stock, as described above.

Board Seats. The holders of Series B preferred stock, voting together as a
-----------
separate class, have the right to elect two directors to our board of directors.

Series C Preferred Stock
------------------------

The Series C preferred stock has substantially the same rights, restrictions, preferences and designations as our Series A preferred stock and Series B preferred stock, other than the differences set forth below.

Voting Rights. Similar to the rights of the holders of Series A preferred stock
-------------
and Series B preferred stock, the holders of our Series C preferred stock are entitled to a separate class vote on:

- the authorization or issuance of any additional shares of stock or securities convertible into stock with rights, preferences or privileges that are superior to or on parity with the Series C preferred stock other than issuances of Series A preferred stock pursuant to the exercise of outstanding options or warrants to purchase shares of Series A preferred stock;

- the issuance of shares of Series C preferred stock in addition to the 60,000,000 shares currently authorized;

-  the voluntary dissolution, liquidation or winding up of our company; and

- any amendment to our amended and restated certificate of incorporation or bylaws that would materially adversely affect the preferences of the Series B preferred stock.

In addition to the other voting rights granted to holders of shares of Series A preferred stock and similar the holders of the Series B preferred stock, holders of Series C preferred stock will be entitled to a separate class vote on redemptions of our common stock or preferred stock except for (i) redemptions approved by one director elected by the holders of the Series B preferred stock (even if more than one director elected by the holders of the Series B preferred stock is then serving on the board); and (ii) redemptions from employees or former employees representing, in the aggregate, during any twelve-month period in which such redemption or redemptions occur, not more than 1.0% of our outstanding common stock on a fully diluted basis.

Further, any merger, consolidation, recapitalization, liquidation, dissolution, winding-up or sale of all or substantially all of our assets that constitutes a change of control requires the approval of 75.0% of the holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together as a single class, or a majority of each, voting as separate classes.

Liquidation Rights. In the event of any dissolution, liquidation or winding up
------------------
of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of any other class or series of our capital stock, the holders of shares of Series C preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of: $3.00, or the amount such holder would have received had his Series C preferred stock been converted into common stock immediately before the liquidation event.

If the distributable assets would be insufficient to pay cash in an amount equal to the full Series C preferred stock liquidation distribution, then such assets or the proceeds of such assets will be distributed among the holders of Series C preferred stock ratably on a per share basis.

Dividends. The holders of our Series C preferred stock and simultaneously with
---------
the holders of our Series A preferred stock and Series B preferred stock, prior to and in preference to the holders of our common stock, will participate on an as-converted basis in all dividends and distributions payable to the holders of our common stock. As we do not pay guaranteed dividends to our preferred stockholders, we do not have a restriction on any repurchase or redemption of shares of our Series A preferred stock while there is any arrearage in the payment of dividends.

Conversion Into Common Stock. The Series C preferred stock is convertible at any
----------------------------
time at the option of the holder into the number of shares of common stock determined by multiplying the conversion rate then in effect by the number of shares of Series C preferred stock held. The conversion rate is the quotient obtained by dividing the Series C preferred stock issue price by the conversion price. The Series C preferred stock issue price is $3.00, subject to adjustments for any future stock dividends, stock splits or similar transactions affecting the Series C preferred stock. The conversion price is also currently $3.00, subject to adjustments for any future stock dividends, stock splits and similar transactions affecting the common stock, as well as issuances of common stock and common stock equivalents other than options and stock issued pursuant to employee benefit plans at less than the conversion price for the Series C preferred stock then in effect. As a result, each share of Series C preferred stock is currently convertible into one share of our common stock. The shares of Series C preferred stock will automatically be converted into shares of common stock at the conversion price, as adjusted for any stock split or reclassification, upon our completion of a qualified public offering of common stock, as described above.

Certain Charter Provisions
--------------------------

Certain provisions of our certificate of incorporation, our bylaws and our stock option plans may have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt. This may be true even in circumstances where a takeover attempt might result in payment of a premium over market price for shares held by stockholders.

We may issue 37,819,869 shares of undesignated preferred stock, although the approval of the holders of Series A preferred stock, Series B preferred stock and Series C preferred stock may be required depending on the terms of the preferred stock. Under certain circumstances, the issuance of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our stock.

The provisions of our amended and restated certificate of incorporation and our bylaws may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving us. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. For example, our board is divided into three classes which serve staggered three year terms. Certain of these provisions may, however, discourage our future acquisition in a transaction not approved by our board of directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for our common stock at a premium, as well as create a depressive effect on the market price of our common stock.

Item 12.  Indemnification of Directors and Officers.

          Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware corporation law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

          Our Amended and Restated Certificate of Incorporation and our Bylaws contain provisions that require the indemnification of our directors and officers to the fullest extent permitted by the DGCL and permit the indemnification of our employees and agents to the same extent as our officers and directors.

Item 13.  Financial Statements and Supplementary Data.

          The information required by this item is contained in Item 8 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and such item is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

          None.

Item 15.  Financial Statements and Exhibits.

          (a) The following Consolidated Financial Statements and supplemental schedules of the Company and independent auditor's reports are included in Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated by reference herein:

          Report of Independent Public Accountants.

          Consolidated Balance Sheets as of December 31, 1999 and 2000.

          Consolidated Statements of Operations for the Years Ended December 31, 1998, 1999 and 2000.

          Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1999 and 2000.

          Consolidated Statements of Stockholders' (Deficit) Equity for the Years Ended December 31, 1998, 1999 and 2000.

          Notes to Consolidated Financial Statements.

          Independent Auditor's Report on the Financial Statement
          Schedules.

          Schedule II--Valuation and Qualifying Accounts.

          All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission either have been included in the Consolidated Financial Statements of the Company or the notes thereto, are not required under the related instructions or are inapplicable, and therefore have been omitted.

          (b)    Exhibits


 Exhibit
   No.                                      Exhibit Description
   3.1  Amended and Restated Certificate of Incorporation of Knology, Inc. (Incorporated
        herein by reference to Exhibit 3.1 to Knology's Inc.'s Current Report on Form 8-K
        filed on January 26, 2001).

   3.2  Bylaws of Knology, Inc. (Incorporated herein by reference to Exhibit 3.2 to
        Knology's Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

   4.1  Specimen of Stock Certificate for Shares of Common Stock, par value
        $0.01 (Incorporated herein by reference to Exhibit 4.1 to Knology's Inc.'s
        Registration Statement on Form S-1 (File No. 333-89179)).

   4.2  Specimen of Stock Certificate for Shares of Series A Preferred Stock,
        par value $0.01 (Incorporated herein by reference to Exhibit 4.2 to Knology's Inc.'s
        Registration Statement on Form S-1 (File No. 333-89179)).

   4.3  Indenture dated as of October 22, 1997 between Knology Holdings, Inc.
        and United States Trust Company of New York, as Trustee, relating to the 11 7/8% Senior Discount Notes Due 2007 of Knology Holdings, Inc.
        (Incorporated herein by reference to Exhibit 4.1 to the Registration
        Statement of Knology Broadband, Inc. (formerly Knology Holdings, Inc.)
        on Form S-4 (File No. 333-43339)).

   4.4  Form of Senior Discount Note (contained in Exhibit 4.3).

   4.5  Form of Exchange Note (contained in Exhibit 4.3).



10.1    Stockholders Agreement dated February 7, 2000 among Knology, Inc., Certain holders of the Series A preferred stock, the holders of Series B Preferred stock, certain management holders and certain additional stockholders (Incorporated herein by reference from Exhibit 10.84 to Knology, Inc.'s Post-Effective Amendment No. 2 to
        Form S-1 (File No. 333-89179)).

10.2    Amendment No. 1 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, dated as of January 12, 2001, by and among Knology, Inc. and the other signatories thereto (Incorporated herein by reference to Exhibit 10.2 to Knology, Inc.'s Current Report on Form 10-K filed on
        January 26, 2001).

10.2.1  Lease Agreement dated April 15, 1996 by and between D.L. Jordan and American Cable
        Company, Inc. (Incorporated herein by reference from Exhibit 10.5 to Knology
        Broadband, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.3    Pole Attachment Agreement dated January 1, 1998 by and between Gulf Power Company and Beach Cable, Inc. (Incorporated herein by reference from Exhibit 10.7 to Knology
        Broadband, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.4    Telecommunications Facility Lease and Capacity Agreement, dated September 10, 1996, by and between Troup EMC Communications, Inc. and Cybernet Holding, Inc.
        (Incorporated herein by reference from Exhibit 10.16 to Knology Broadband, Inc.'s
        Registration Statement on Form S-4 (File No. 333-43339)).

10.5    Master Pole Attachment Agreement dated January 12, 1998 by and between South
        Carolina Electric and Gas and Knology Holdings, Inc. d/b/a/ Knology of Charleston
        (Incorporated herein by reference from Exhibit 10.17 to Knology Broadband, Inc.'s
        Registration Statement on Form S-4 (File No. 333-43339)).

10.6    Lease Agreement, dated December 5, 1997 by and between The Hilton Company and
        Knology of Panama City, Inc. (Incorporated herein by reference from Exhibit 10.25 to
        Knology Broadband, Inc.'s Registration Statement on Form S-4 (File No. 333-43339).

10.7    Certificate of Membership with National Cable Television Cooperative, dated January
        29, 1996, of Cybernet Holding, Inc. (Incorporated herein by reference from Exhibit
        10.34 to Knology Broadband, Inc.'s Registration Statement on Form S-4 (File No.
        333-43339).

10.8    Ordinance No. 99-16 effective March 16, 1999 between Columbus consolidated
        Government and Knology of Columbus Inc. (Incorporated herein by reference from
        Exhibit 10.18 to Knology Broadband, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.9    Ordinance No. 16-90 (Montgomery, Alabama) dated March 6, 1990 (Incorporated herein by reference from Exhibit 10.44 to Knology Broadband, Inc.'s Registration Statement
        on Form S-4 (File No. 333-43339).

10.10   Ordinance No. 50-76 (Montgomery, Alabama) (Incorporated herein by reference from
        Exhibit 10.45 to Knology Broadband, Inc.'s Registration Statement on Form S-4 (File
        No. 333-43339).

10.11   Ordinance No. 9-90 (Montgomery, Alabama) dated January 16, 1990 (Incorporated herein by reference from Exhibit 10.45.1 to Knology Broadband, Inc.'s Registration
        Statement on Form S-4 (File No. 333-43339).

10.12   Resolution No. 58-95 (Montgomery, Alabama) dated April 6, 1995 (Incorporated herein by reference from Exhibit 10.46 to Knology Broadband, Inc.'s Registration Statement
        on Form S-4 (File No. 333-43339).

10.13   Resolution No. 97-22 (Panama City Beach, Florida) dated December 3, 1997
        (Incorporated herein by reference from Exhibit 10.49 to Knology Broadband, Inc.'s
        Registration Statement on Form S-4 (File No. 333-43339).

10.14   Ordinance No. 5999 (Augusta, Georgia) dated January 20, 1998(Incorporated herein by reference from Exhibit 10.53 to Knology Broadband, Inc.'s Annual Report on Form 10-K
        for the year ended December 31, 1997).

10.15   Ordinance No. 1723 (Panama City, Florida) dated March 10, 1998 (Incorporated herein by reference from Exhibit 10.54 to Knology Broadband, Inc.'s Annual Report on Form
        10-K for the year ended December 31, 1997).

10.16   Franchise Agreement (Charleston County, South Carolina) dated December 15, 1998
        (Incorporated herein by reference from Exhibit 10.31 to Knology Broadband, Inc.'s
        Annual Report on Form 10-K for the year ended December 31, 1998).

10.17   Ordinance No. 1998-47 (North Charleston, South Carolina) dated May 28, 1998
        (Incorporated herein by reference from Exhibit 10.32 to Knology Broadband, Inc.'s
        Annual Report on Form 10-K for the year ended December 31, 1998).

10.18   Ordinance No. 1998-77 (Charleston, South Carolina) dated April 28, 1998
        (Incorporated herein by reference from Exhibit 10.33 to Knology Broadband, Inc.'s
        Annual Report on Form 10-K for the year ended December 31, 1998).

10.19   Ordinance No. 98-5 (Columbia County, Georgia) dated August 18, 1998 (Incorporated herein by reference from Exhibit 10.34 to Knology Broadband, Inc.'s Annual Report on
        Form 10-K for the year ended December 31, 1998).

10.20   Network Access Agreement dated July 1, 1998 between SCANA Communications, Inc.,
        f/k/a MPX Systems, Inc. and Knology Holdings, Inc. (Incorporated herein by reference from Exhibit 10.36 to Knology Broadband, Inc.'s Annual Report on Form 10-K for the
        year ended December 31, 1998).

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10.21   Internet Access Contract dated September 1, 1998 between ITCDeltaCom, Inc. and
        Knology Holdings, Inc. (Incorporated herein by reference from Exhibit 10.37 to
        Knology Broadband, Inc.'s Annual Report on Form 10-K for the year ended December 31,
        1998).

10.22   Collocation Agreement for Multiple Sites dated on or about June 1998 between
        Interstate FiberNet, Inc. and Knology Holdings, Inc. (Incorporated herein by reference from Exhibit 10.38 to Knology Broadband, Inc.'s Annual Report on Form 10-K
        for the year ended December 31, 1998).

10.23   Lease Agreement dated October 12, 1998 between Southern Company Services, Inc. and
        Knology Holdings, Inc. (Incorporated herein by reference from Exhibit 10.39 to
        Knology Broadband, Inc.'s Annual Report on Form 10-K for the year ended December 31,
        1998).

10.24   Facilities Transfer Agreement dated February 11, 1998 between South Carolina
        Electric and Gas Company and Knology Holdings, Inc., d/b/a Knology of Charleston
        (Incorporated herein by reference from Exhibit 10.40 to Knology Broadband, Inc.'s
        Annual Report on Form 10-K for the year ended December 31, 1998).

10.25   License Agreement dated March 3, 1998 between BellSouth Telecommunications, Inc. and
        Knology Holdings, Inc. (Incorporated herein by reference from Exhibit 10.41 to
        Knology Broadband, Inc.'s Annual Report on Form 10-K for the year ended December 31,
        1998).

10.26   Pole Attachment Agreement dated February 18, 1998 between Knology Holdings, Inc. and
        Georgia Power Company (Incorporated herein by reference from Exhibit 10.44 to
        Knology Broadband, Inc.'s Annual Report on Form 10-K for the year ended December 31,
        1998).

10.27   Assignment Agreement dated March 4, 1998 between Gulf Power Company and Knology of
        Panama City, Inc. (Incorporated herein by reference from Exhibit 10.46 to Knology
        Broadband, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.28   Interconnection Agreement among BellSouth Telecommunications, Inc., Knology of
        Alabama, Inc., Knology of Florida, Inc., Knology of Georgia, Inc., Knology of
        Kentucky, Inc., Knology of North Carolina, Inc., Knology of South Carolina, Inc.,
        and Knology of Tennessee, Inc. The Agreement is deemed effective as of September 9,
        2000 (Incorporated herein by reference to Exhibit 10.28 to Knology, Inc.'s Annual
        Report on Form 10-K for the year ended December 31, 2000).

10.29   Carrier Services Agreement dated May 4, 2000 between Business Telecom, Inc. And
        Knology, Inc. (Incorporated herein by reference to Exhibit 10.50 to Post-Effective

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        Amendment No. 3 to Knology, Inc.'s Registration Statement on Form S-1 (File No.
        333-89179).

10.30   Reseller Services Agreement dated September 9, 1998 between Business Telecom, Inc.
        and Knology Holdings, Inc. (Incorporated herein by reference from Exhibit 10.51 to
        Knology Broadband, Inc.'s Annual Report on Form 10-K for the year ended December 31,
        1998).

10.31   Private Line Services Agreement dated September 10, 1998 between BTI Communications
        Corporation and Knology Holdings, Inc. (Incorporated herein by reference from
        Exhibit 10.52 to Knology Broadband, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.32   Credit Facility Agreement between First Union National Bank, First Union Capital
        Markets Corp. and Knology Holdings, Inc. dated December 22, 1998 (Incorporated herein by reference from Exhibit 10.53 to Knology Broadband, Inc.'s Annual Report on
        Form 10-K for the year ended December 31, 1998).

10.33   Tax Separation Agreement between ITC Holding and Knology, Inc. (Incorporated herein by reference for Exhibit 10.59 to Knology, Inc.'s Registration Statement on Form S-1
        (File No. 333-89179)).

10.34   Right of First Refusal and Option Agreement, dated November 19, 1999 by and between
        Knology of Columbus, Inc. and ITC Service Company, Inc. (Incorporated herein by reference from Exhibit 10.60 to Knology, Inc.'s Registration Statement on  Form S-1
        (File No. 333-89179)).

10.35   Services Agreement dated November 2, 1999 between Knology, Inc. and ITC Service
        Company, Inc. (Incorporated herein by reference from Exhibit 10.61 to Knology,
        Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.36   Support Agreement, dated November 2, 1999 between Interstate Telephone Company, Inc.
        and ITC Service Company, Inc. (Incorporated herein by reference from Exhibit 10.62 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.37   1995 Knology Holdings, Inc. Stock Option Plan, assumed by Knology, Inc. as of
        November 23, 1999 (Incorporated herein by reference from Exhibit 10.63 to Knology,
        Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.38   Knology, Inc. Long Term Incentive Plan (Incorporated herein by reference from
        Exhibit 10.64 to Knology, Inc.'s Registration Statement on Form S-1 (File No.
        333-89179)).

10.39   Warrant Agreement, dated as of December 3, 1999, between Knology, Inc. and United
        States Trust Company of New York (including form of Warrant Certificate)
        (Incorporated herein by reference from Exhibit 10.65 to Knology, Inc.'s Registration
        Statement on Form S-1 (File No. 333-89179)).

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10.40   Warrant Registration Rights Agreement, dated as of December 3, 1999, between
        Knology, Inc. and United States Trust Company of New York (Incorporated herein by reference from Exhibit 10.66 to Knology, Inc.'s Registration Statement on Form S-1
        (File No. 333-89179)).

10.41   Knology, Inc. Spin-Off Plan (Incorporated herein by reference from Exhibit 10.71 to
        Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.42   Residual Note from Knology, Inc. to ITC Holding Company, Inc. (Incorporated herein by reference from Exhibit 10.74 to Knology, Inc.'s Registration Statement on Form
        S-1 (File No. 333-89179)).

10.46   Joint Ownership Agreement dated as of December 8, 1998, among ITC Service Company,
        Powertel, Inc., ITCDeltaCom Communications, Inc. and Knology Holdings, Inc.
        (Incorporated herein by reference from Exhibit 10.48 to Knology, Inc.'s Annual
        Report on Form 10-K for the year ended December 31, 1999).

10.47   On/Line Operating and License Agreement dated March 18, 1998 between Knology
        Holdings, Inc. and CableData, Inc. (Incorporated herein by reference from Exhibit
        10.49 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31,
        1999).

10.48   Dedicated Capacity Agreement between DeltaCom and Knology Holdings, Inc. dated
        August 22, 1997 (Incorporated herein by reference from Exhibit 10.50 to Knology,
        Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.49   Agreement for Telecommunications Services dated April 28, 1999 between ITCDeltaCom
        Communications, Inc. and Knology Holdings, Inc. (Incorporated herein by reference from Exhibit 10.51 to Knology, Inc.'s Annual Report on Form 10-K for the year ended
        December 31, 1999).

10.50   Amendment to Master Capacity Lease dated November 1, 1999 between Interstate
        Fibernet, Inc. and Knology Holdings, Inc. (Incorporated herein by reference from
        Exhibit 10.52 to Knology, Inc.'s Annual Report on Form 10-K for the year ended
        December 31, 1999).

10.51   Duct Sharing Agreement dated July 27, 1999 between  Knology Holdings, Inc. and
        Interstate Fiber Network. (Incorporated herein by reference from Exhibit 10.53 to
        Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.52   Assumption of Lease Agreement dated November 9, 1999 between Knology Holdings, Inc.
        ITC Holding Company, Inc. and J. Smith Lanier II. (Incorporated herein by reference from Exhibit 10.54 to Knology, Inc.'s Annual Report on Form  10-K for the year ended
        December 31, 1999).

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10.53   Assumption of Lease Agreement dated November 9, 1999 among Knology Holdings, Inc.
        ITC Holding Company, Inc. and Midtown Realty, Inc. (Incorporated herein by reference from Exhibit 10.55 to Knology, Inc.'s Annual Report on Form  10-K for the year ended
        December 31, 1999).

10.54   Contract for Centrex Switching Services dated January 4, 1999 between Interstate
        Telephone Company and InterCall, Inc. (Incorporated herein by reference from Exhibit
        10.56 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31,
        1999).

10.55   Joinder Agreement, dated as of January 12, 2001, by and among Knology, Inc. and the stockholders thereof who are signatories thereto (Incorporated herein by reference to Exhibit 10.3 to Knology, Inc.'s Current Report on Form 8-K filed January 26,
        2001).

10.56   Series C Preferred Stock Purchase Agreement, dated as of January 12, 2001, by and among Knology, Inc. and each of those persons and entities whose names are set forth on Exhibit A thereto (Incorporated herein by reference to Exhibit 10.1 to Knology,
        Inc.'s Current Report on Form 8-K filed January 26, 2001).

21.1    Subsidiaries of Knology, Inc. (Incorporated herein by reference to Exhibit 21.1 to
        Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000).

99.1    Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000
        (omitting exhibits thereto).
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                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                KNOLOGY, INC.



                                By: /s/ Chad S. Wachter
                                   ---------------------------------------
                                Name:  Chad S. Wachter
                                Title: Vice President, General Counsel and
                                       Secretary

Dated: April 30, 2001

                                      -22-